CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus, dated April 29, 2025, and included in Post-Effective Amendment No. 624 to the Registration Statement (Form N-1A, File No. 333-172080) of Managed Portfolio Series (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated February 27, 2024, with respect to the financial statements and financial highlights of Prospector Capital Appreciation Fund and Prospector Opportunity Fund (the “Funds”) (two of the funds constituting Managed Portfolio Series) included in the Annual Reports (Form N-CSR) for the year ended December 31, 2023, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 29, 2025